FOR IMMEDIATE RELEASE

November 26, 2004

Public Company Management Corporation Establishes Advisory Board

Advisory Board Will Instill Financial Services and U.S. Capital Markets Experience and Knowledge Into Executing Company's Business Model

LAS VEGAS, NEVADA - Public Company Management Corporation (OTCBB: PUBC) today announced the establishment of an advisory board that will interject the expertise and intelligence of several professionals that collectively constitute decades of experience in the financial services and U.S. Capital Markets arena.  The advisory board was formed to enlist the services of experienced, proven individuals to provide business guidance to PUBC, aid in corporate governance objectives, and supplement the corporate board of directors via a cost-effective channel.

"Rising compliance costs and greater scrutiny of corporate directors have discouraged quality individuals with high-levels of integrity and expertise from formally serving as a director of a public company," noted Stephen Brock, CEO and President of PUBC.  "However, we know that without a diverse set of advisors to instill their experience and knowledge into our business model, PUBC cannot succeed on a level that the shareholders are entitled to.  The formation of this advisory board accomplishes that objective without saddling the company with high compliance costs associated with the election of directors and from a regulatory standpoint, keeps the advisors at a safe distance so they can feel comfortable devoting their resources to PUBC for the benefit of the shareholders."

The preliminary goals of the advisory board are to:

1. Help PUBC communicate its innovative business model more effectively and create a sustainable value proposition surrounding the business model that clients and shareholders can relate to and better understand.

2.  Apply the knowledge, experience, and resources of each advisory board member, within his/her respective field, to better execute the PUBC business model and diversify its approach to create tangible value for PUBC clients and shareholders.

3. Provide effective guidance, leadership, and accountability standards to build the PUBC business model and PUBC shareholder value on a foundation of legitimacy, integrity, and sound strategy execution.

Furthermore, PUBC's formation of this advisory board illustrates and initiates a leading edge strategy for small public companies to overcome cost and liability problems that prevent many of them from putting a full team of highly qualified coaches on their board of directors.  Additionally, this strategy allows for a full set of advisors to effectively establish corporate governance and corporate responsibility platforms within this structure that would otherwise not be feasible to accomplish.

About Public Company Management Corporation
Public Company Management Corporation (OTCBB: PUBC) helps small businesses create long-term value for their companies, shareholders and partners by participating in public capital markets. PCMC supports the full lifecycle of entering the public market:

1. Education
Pubco White Papers (www.PubcoWhitePapers.com), a subsidiary of PCMC, hosts a comprehensive body of knowledge on private and public equity markets. GoPublicToday.com (www.GoPublicToday.com), another PCMC subsidiary, offers free access to a Registered Investment Adviser and Licensed Broker-Dealer to qualified entrepreneurs and senior executives.

2. Registration and Listing
GoPublicToday.com is a Registered Investment Advisory firm that provides a complete solution to help small companies register securities for public offerings and obtain a listing on the OTCBB or Pink Sheets. GoPublicToday.com under its d/b/a Foreign Company Listing, (www.ForeignCompanyListing.com) aids foreign companies in going public in the U.S. markets.

3. Regulatory Compliance
Public Company Management Services (www.PCMS-Team.com) assists new and existing public companies in negotiating the new complexities of maintaining a public company and creating sustainable and affordable compliance processes.

PCMC utilizes a project-centric business model to provide top industry expertise to each client and create a repeatable process for client success.  This approach, combined with the innovative use of technology, gives PCMC a scalable operating capacity and cost structure.  A unique equity-based fee structure minimizes cash outlay for clients, ensures total commitment to client success, and maximizes shareholder value when those clients are successful.

PCMC leads by example, demonstrating to current and future clients best practices in taking a company public, investor relations, public relations, regulatory compliance, and raising capital.

For More Information:
Stephen Brock, President/CEO
Public Company Management Corporation (OTCBB: PUBC)
5770 El Camino Blvd.
Las Vegas, NV 89118
702.222.9076
www.PublicCompanyManagement.com
info@PublicCompanyManagement.com